Sub-Item 77O Rule 10f-3 Transactions

DREYFUS VARIABLE INVESTMENT FUND- QUALITY BOND PORTFOLIO

On May 5, 2007, Dreyfus Variable Investment Fund-Quality Bond Portfolio(the "Fund") purchased $286,000 of Credit Suisse – Fix to Float Rate (5.86%) Perpetual/Call-5/15/2017 – Rated: Aa3/Moody’s, A/S&P and A+/Fitch- - CUSIP # 225448AA7 (the “Bonds”). The Bonds were purchased from Credit Suisse USA Inc., a member of the underwriting syndicate offering the Bonds, from their account. Mellon Financial Markets, LLC, as a Jr. Co-Manager, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. No other member received any economic benefit. The following is a list of the syndicate's primary members:

Banc of America Securities
BB&T Capital Markets
BBVA, SA
BNP Paribas
Citigroup
Credit Suisse
Fifth Third Securities
Fortis Securities
HSBC
ING Wholesale Banking
KeyBanc Capital Markets
Mitsubishi UFJ Securities
Morgan Keegan & Co.
Popular Securities
Rabo Securities USA
Societe Generale
SunTrust Robinson Humphrey
Wells Fargo Securities
MFR Securities, Inc.
Trillion International
Utendahl Capital Partners

DREYFUS VARIABLE INVESTMENT FUND- QUALITY BOND PORTFOLIO

On July 12, 2007, Dreyfus Variable Investment Fund-Quality Bond Portfolio(the "Fund") purchased $1,500,000,000 of Lehman Brothers Hldg 6 7/19/2012 – Rated: A1/Moody’s, A+/S&P and AA-/Fitch - CUSIP # 52517P4C2 (the “Bonds”). The Bonds were purchased from Capital Markets, Inc., a member of the underwriting syndicate offering the Bonds, from their account. Bank of New York Mellon Financial, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. No other member received any economic benefit. The following is a list of the syndicate's primary members:

Lehman Brothers Calyon Securities USA ING Financial Markets Bank of New York Mellon Corporation Scotia Capital Williams Capital Group

DREYFUS VARIABLE INVESTMENT FUND QUALITY BOND PORTFOLIO

On September 06, 2007, Dreyfus Variable Investment Fund-Quality Bond Portfolio(the "Fund") purchased $110,000 of Lowes Companies 5.6% 9/15/2012 – Rated: A1/Moody’s, A+/S&P and A+Fitch - CUSIP # 548661CM7 (the “Bonds”). The Bonds were purchased from Bear Stearns, a member of the underwriting syndicate offering the Bonds, from their account. Bank of New York/Capital Markets, Inc., an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. No other member received any economic benefit. The following is a list of the syndicate's primary members:

JP Morgan
Merrill Lynch
Wachovia Securities
Banc of America Securities
BB&T Capital Markets
BMO Nesbitt Burns
BNP Paribas
BNY Capital Markets
Fifth Third Securities
HSBC Securities
Morgan Keegan
Natcity Investment
SunTrust Robinson Humphrey
US Bancorp Investments
Wedbush Morgan Securities
Wells Fargo

Accompanying this statement are materials presented to the Board of Trustees of the Dreyfus Variable Investment Fund, which ratified the purchases as in compliance with the Fund's Rule 10f-3 Procedures, at the applicable Fund's Board meetings held on September 25, 2007 and December 10, 2007.

QBP

PROPOSED RESOLUTION

RESOLVED, that the transaction engaged in by the Fund,
pursuant to Rule 10f-3 under the Investment Company Act
of 1940, as amended, hereby is determined to have been
effected in compliance with the Procedures adopted by the
Board with respect to such transaction.